Exhibit 99.1

P R E S S    R E L E A S E

FOR IMMEDIATE RELEASE

CONTACT:

Christopher Locke

Chief Financial Officer

Rewards Network Inc.

(312) 521-6741

Rewards Network Inc. Reports Positive Operating Income and Cash Flow for the First Quarter and

Announces $5.0 Million Stock Repurchase Plan

Chicago, IL April 22, 2009 — Rewards Network Inc. (NASDAQ: DINE), a leading provider of marketing services and dining rewards programs to the restaurant industry, today reported its financial results for the first quarter of 2009 and announced that its Board of Directors has authorized the repurchase of up to $5.0 million of the Company’s common stock.

Rewards Network reported total sales of $54.0 million and net revenues of $16.0 million for the first quarter of 2009, a decrease of 8.6% and 15.1%, respectively, as compared to the first quarter of 2008. Rewards Network ended the first quarter with 9,926 merchants, a 3.5% increase over the same period in the prior year, and the highest number of merchants since December 2005. Operating expenses decreased $1.6 million, or 9.4%, for the first quarter of 2009 as compared to the same period in the prior year, continuing the Company’s focus on achieving operating efficiencies. As a result, the Company maintained positive operating income during the first quarter of 2009.

During the first quarter of 2009, the Company generated $7.7 million of cash from operations, primarily because it continued to mitigate risk and preserve liquidity by purchasing fewer dining credits from fewer merchants. As a result, the net dining credits usage period declined to 6.6 months for the first quarter of 2009, as compared to 9.4 months for the same period in the prior year. The net dining credits portfolio was $63.0 million for the first quarter of 2009, as compared to $94.8 million for the same period in the prior year. The Company ended the first quarter with $16.2 million of cash on hand, debt free, and without drawing on its revolving line of credit.

The following table presents financial highlights of the Company’s operations for the three months ended March 31, 2009 and 2008 (in millions, except per share amounts and merchant count).

	1Q’09	1Q’08
Sales	$54.0	$59.1
Net revenues	$16.0	$18.9
Operating expenses	$15.4	$17.0
Operating income	$0.9	$2.3
Net (loss) income	$(0.1)	$1.2
Diluted (loss) earnings per share	$(0.00)	$0.04
Total merchants	9,926	9,586
Dining Credits portfolio, net of reserves	$63.0	$94.8
Net Dining Credits Usage Period (Months)	6.6	9.4

April 22, 2009

“As we expected, the first quarter of 2009 presented challenges for our business as we, along with our customers in the restaurant industry, were impacted by the decline in consumer spending in a difficult economy,” said Ron Blake, CEO of Rewards Network. “Consumers are dining out less often and spending less money when they do dine out. Based upon our insights into the restaurant industry, we anticipated the decline in consumer spending and prepared for it by tightening our standards for purchasing dining credits, by purchasing fewer dining credits, and by managing our expenses. We generated cash and remained debt free in the first quarter. We believe the steps we took positively impacted our results.”

Merchant count was 3.5% higher at the end of the first quarter of 2009 as compared to the end of the first quarter of 2008, largely as a result of an increase in marketing services merchants. “Our merchant count is the highest we have seen since December 2005 and demonstrates our belief that Rewards Network delivers value to merchants who are seeking to fill seats in difficult economic times,” said Blake.

First Quarter 2009 Results

Sales for the first quarter of 2009 were 8.6% lower as compared to the first quarter of 2008. Despite an increase in merchant count, sales were impacted by lower consumer spending, the Company’s decision to purchase fewer dining credits, and a shift in participating merchants to lower price point restaurants that meet the preferences of members, in the first quarter of 2009 as compared to the first quarter of 2008.

Net revenues for the first quarter of 2009 were 15.1% lower than the first quarter of 2008. Net revenues were negatively impacted by lower sales and a $1.2 million, or 54.0%, increase in the provision for losses, offset by a $1.5 million, or 20.4%, decrease in member benefits expense. The increase in the provision for losses was due to the increased risk presented by the difficult economic environment. Member benefit expense decreased during the first quarter of 2009 because the Company did not offer bonuses that were available in the prior year period.

Operating expenses for the first quarter of 2009 were $1.6 million, or 9.4%, lower than the first quarter of the prior year due to the Company’s use of more cost-effective internet marketing and tight operating expense management.

The income tax provision for the quarter of $980 included a tax expense of $573, or $0.02 per share, relating to the distribution of employee and director stock awards.

“As a result of our tight management of operating expenses, restructuring of member benefits to reduce expense, and active management of the dining credits portfolio, we lowered the break even point of the business in the quarter,” said Chris Locke, CFO of Rewards Network. “Despite the decline in consumer spending and increase in the loss provision, we continue to generate operating profitability.”

Cash

During the first quarter of 2009, the Company generated $7.7 million of cash from operations, primarily as a result of its decision to purchase fewer dining credits, while also funding approximately $22 million of new dining credits. The Company lowered the average amount of capital at risk by reducing the net dining credits usage period year over year from 9.4 months at the end of the first quarter of 2008 to 6.6 months at the end of the first quarter of 2009.

Cash used in investing and financing activities for the three months ended March 31, 2009 was $0.5 million, all of which was used to purchase information technology tools and for the development of new websites. At the end of the quarter, the Company had $16.2 million of cash on hand, was debt free and did not draw on its line of credit.

April 22, 2009

Stock Repurchase Plan

The Company’s Board of Directors has authorized the repurchase of up to $5.0 million of the Company’s common stock. The stock repurchase authorization does not have an expiration date and may be limited, suspended or terminated at any time without prior notice.

“Based on our positive cash flow and debt-free status, we believe we can increase long-term shareholder value by buying back stock, while at the same time retaining the strategic and operational flexibility to invest appropriately in our business,” said Blake.

Shares may be purchased from time to time on the open market or through private transactions, pursuant to Rule 10b5-1 trading plans or other available means. Repurchases may occur depending on market conditions and other factors. The purchases will be funded from cash and cash reserves and repurchased shares will be deposited into treasury and retained for possible future use.

The Company has approximately 27.4 million shares of common stock outstanding.

Conclusion

“With over 9,900 merchants across the country in our network, we have a view of the restaurant industry across all price points and cuisine types. We use the information we have to adjust how we operate our business by analyzing and anticipating the needs of members and merchants. The challenges facing the restaurant industry came as no surprise to us,” concluded Blake. “We were positioned well for the impact of the economy on our business and we generated cash and remained debt free in the first quarter. We believe we have positioned the business to operate in the current economic environment and to take full advantage of opportunities as the economy improves.”

Webcast Information

Management will host a conference call at 10:00 a.m. Eastern Time on Wednesday, April 22, 2009. Participants are invited to join a live webcast of the call, which may be accessed by visiting the Investor Relations section of the Rewards Network website at investor.rewardsnetwork.com. The webcast is also available at www.streetevents.com and www.earnings.com. Participants should log on at least 10 minutes prior to the webcast to register and download any necessary software. If you are unable to participate during the live webcast, a replay of the call and presentation will be archived on the Company’s website at investor.rewardsnetwork.com. Alternatively, a dial-in replay is available through May 22, 2009, by dialing 1-888-286-8010 and using passcode 49702454.

About Rewards Network

Rewards Network (NASDAQ:DINE—News), headquartered in Chicago, Illinois, operates the leading dining rewards programs in North America. Thousands of participating restaurants and other merchants benefit from the Company’s extensive email, internet and print marketing efforts; member ratings, feedback and reporting; and access to capital. In conjunction with leading airline frequent flyer programs and other affinity organizations, Rewards Network provides millions of members with incentives to dine at participating restaurants, including airline miles, college savings rewards, reward program points, and Cashback RewardsSM savings. Additional details about Rewards Network can be found at www.rewardsnetwork.com or by calling 1-877-491-3463.

Safe Harbor Statement

Statements in this release that are not strictly historical are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectation or beliefs, and are subject to risks, trends and uncertainties. Actual results, performance or achievements may differ materially from those expressed or implied by the statements herein due to factors that include, but are not limited to, the following: (i) the impact

April 22, 2009

of the economy on dining activity, (ii) the Company’s inability to attract and retain merchants, (iii) the Company’s susceptibility to restaurant credit risk and the risk that its allowance for losses related to restaurant credit risk in connection with dining credits may prove inadequate, (iv) the Company’s dependence upon its relationships with payment card issuers, transaction processors, presenters and aggregators, (v) a security breach that results in a payment card issuer re-issuing a significant number of registered payment cards, (vi) changes to payment card association rules and practices, (vii) the Company’s dependence on its relationships with airlines and other reward program partners for a significant number of members, (viii) the concentration of a significant amount of the Company’s rewards currency in one industry group, the airline industry, (ix) adverse weather conditions affecting dining activity, (x) the Company’s minimum purchase obligations and performance requirements, (xi) the Company’s inability to attract and retain active members, (xii) factors causing our operating results to fluctuate over time, (xiii) the Company’s ability to obtain sufficient cash to operate its business, (xiv) changes in the Company’s programs that affect the rate of rewards, (xv) the Company’s inability to maintain an adequately-staffed sales force, (xvi) the Company’s inability to maintain an appropriate balance between the number of members and the number of participating merchants in each market, (xvii) network interruptions, processing interruptions or processing errors, (xviii) susceptibility to a changing regulatory environment, (xix) increased operating costs or loss of members due to privacy concerns of the Company’s program partners, payment card processors and the public, (xx) the failure of the Company’s security measures, (xxi) the loss of key personnel, (xxii) increasing competition, and (xxiii) a shift toward Marketing Services Program that may cause revenues to decline. A more detailed description of the factors that, among others, should be considered in evaluating our outlook can be found in the Company’s annual report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission. The Company undertakes no obligation to, and expressly disclaims any such obligation to, update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, changes to future results over time or otherwise, except as required by law.

# # #

April 22, 2009

Rewards Network Inc. and Subsidiaries

-unaudited-

(amounts in thousands, except per share data, restaurants in the program, average transaction amount and estimated months to consume dining credits portfolio)

	Three Months Ended March 31,
	2009	%	2008	%
Sales	$53,990	100.00%	$59,063	100.00%
Cost of sales	28,695	53.15%	30,619	51.84%
Provision for losses	3,427	6.35%	2,225	3.77%
Member benefits	5,854	10.84%	7,350	12.44%

Net revenues	16,014	29.66%	18,869	31.95%

Membership fees and other income	265	0.49%	351	0.59%

Total operating revenues	16,279	30.15%	19,220	32.54%

Operating expenses:
Salaries and benefits	4,717	8.74%	5,244	8.88%
Sales commission and expenses	5,112	9.47%	5,257	8.90%
Professional fees	598	1.11%	621	1.05%
Member and merchant marketing	676	1.25%	935	1.58%
General and administrative	4,274	7.92%	4,909	8.32%

Total operating expenses	15,377	28.48%	16,966	28.73%

Operating income	902	1.67%	2,254	3.82%

Other expenses, net	35	0.06%	200	0.34%

Income before income tax provision	867	1.61%	2,054	3.48%

Income tax provision	980	1.82%	896	1.52%

Net (loss) income	$(113)	-0.21%	$1,158	1.96%

(Loss) earnings per share of common stock
Basic	$(0.00)		$0.04
Diluted	$(0.00)		$0.04
Weighted average number of common and common equivalent shares
Basic	27,418		27,107
Diluted	27,418		27,338

April 22, 2009

Rewards Network Inc. and Subsidiaries

-unaudited-

(amounts in thousands, except per share data, restaurants in the program, average transaction amount and estimated months to consume dining credits portfolio)

	Three months ended March 31, 2009			Three months ended March 31, 2008
	Marketing Credits Program	Marketing Services Program	Total	Marketing Credits Program	Marketing Services Program	Total
Number of qualified transactions	1,498	863	2,361	1,521	776	2,297

Average transaction amount	$42.52	$45.41	$43.58	$47.00	$45.66	$46.55

Qualified transaction amount	$63,701	$39,190	$102,891	$71,487	$35,431	$106,918
Sales yield	75.2%	15.5%	52.5%	74.5%	16.5%	55.2%

Sales	$47,919	$6,071	$53,990	$53,235	$5,828	$59,063

Cost of dining credits	$28,478	—	$28,478	$30,338	—	$30,338

Processing fees	137	80	217	199	82	281

Total cost of sales	$28,615	$80	$28,695	$30,537	$82	$30,619

Provision for losses	$3,427	—	$3,427	$2,225	—	$2,225

Member benefits	$3,734	$2,120	$5,854	$5,192	$2,158	$7,350

Net revenues	$12,143	$3,871	$16,014	$15,281	$3,588	$18,869

Definitions:

Qualified transaction amounts:	Represents the total dollar value of all member dining transactions at participating merchants when a benefit is offered. Qualified transaction amounts are divided by the number of qualified transactions to arrive at the average transaction amount.

Sales yield:	Represents the percentage of qualified transaction amounts that Rewards Network reports as revenue. The percentage is based on each agreement between the merchant and Rewards Network.

Cost of dining credits:	Represents the amount of dining credits, at cost, redeemed by members when transacting at participating merchants when a benefit is offered. Under the Company’s Marketing Services Program, no dining credits are purchased by Rewards Network.

Provision for losses:	Represents the current period expense necessary to maintain an appropriate reserve against the Company’s dining credits portfolio. No provision is applied to the Marketing Services Program, as the Company does not purchase dining credits under that program.

Total member benefits:	Represents the dollar value of benefits paid to members in Cashback RewardsSM savings, airline miles, or other benefit currencies, for dining at participating merchants.

April 22, 2009

Rewards Network Inc. and Subsidiaries

-unaudited-

(amounts in thousands, except per share data, restaurants in the program, average transaction amount and estimated months to consume dining credits portfolio)

Selected Balance Sheet and Cash Flow Information	March 31, 2009	December 31, 2008
		(Audited)
Cash and cash equivalents	$16,213	$9,008
Dining credits	$82,305	$95,727
Allowance for doubtful dining credits accounts	$(19,289)	$(20,064)
Goodwill	$8,117	$8,117
Total assets	$115,356	$123,816

Accounts payable - dining credits	$4,886	$5,081
Litigation and related accruals	$49	$3,164
Stockholders’ equity	$99,666	$99,319

	Three Months Ended March 31,
	2009	2008
Net cash provided by (used in):
Operations	$7,690	$337
Investing	$(476)	$(1,203)
Financing	—	$(1,963)

April 22, 2009

Rewards Network Inc. and Subsidiaries

-unaudited-

(amounts in thousands, except per share data, restaurants in the program, average transaction amount and estimated months to consume dining credits portfolio)

	Q1 2009	Q4 2008	Q3 2008	Q2 2008	Q1 2008
Sales Statistic Trends:
Marketing Credits Program sales	$47,919	$51,795	$56,402	$59,723	$53,235
Marketing Services Program sales	6,071	5,890	6,040	6,000	5,828

Total sales	$53,990	$57,685	$62,442	$65,723	$59,063
Sequential Percentage Change
Marketing Credits Program sales	-7.5%	-8.2%	-5.6%	12.2%	2.1%
Marketing Services Program sales	3.1%	-2.5%	0.7%	3.0%	-3.5%
Total sales	-6.4%	-7.6%	-5.0%	11.3%	1.5%

Merchant Count Trends (period ended):
Marketing Credits Program merchants	5,844	6,293	6,449	6,646	6,644
Marketing Services Program merchants	4,082	3,595	3,306	3,123	2,942

Total merchants	9,926	9,888	9,755	9,769	9,586
Sequential Percentage Change
Marketing Credits Program merchants	-7.1%	-2.4%	-3.0%	0.0%	2.4%
Marketing Services Program merchants	13.5%	8.7%	5.9%	6.2%	-3.7%
Total merchants	0.4%	1.4%	-0.1%	1.9%	0.5%

Qualified Transaction Amounts Trends:
Marketing Credits Program	$63,701	$66,673	$73,780	$78,039	$71,487
Marketing Services Program	39,190	37,485	37,574	36,702	35,431

Total qualified transaction amounts	$102,891	$104,158	$111,354	$114,741	$106,918
Sequential Percentage Change
Marketing Credits Program	-4.5%	-9.6%	-5.5%	9.2%	3.5%
Marketing Services Program	4.5%	-0.2%	2.4%	3.6%	0.3%
Total qualified transaction amounts	-1.2%	-6.5%	-3.0%	7.3%	2.4%

Sales Yield Trends:
Marketing Credits Program sales yield	75.2%	77.7%	76.4%	76.5%	74.5%
Marketing Services Program sales yield	15.5%	15.7%	16.1%	16.3%	16.5%
Total sales yield	52.5%	55.4%	56.1%	57.3%	55.2%

Member Activity Trends:
Member accounts active last 12 months	3,142	3,146	3,130	3,103	3,057
Number of qualified transactions during quarter	2,361	2,305	2,486	2,509	2,297

Cost of Dining Credits Trends:
Cost of dining credits	$28,478	$30,411	$32,994	$34,528	$30,338
Cost as % of Marketing Credits Program sales	59.4%	58.7%	58.5%	57.8%	57.0%

Dining Credits Portfolio and Allowance Trends:
Ending gross dining credits portfolio	$82,305	$95,727	$103,265	$107,815	$113,831
Ending net dining credits portfolio	$63,016	$75,663	$82,389	$87,547	$94,750
Net write-offs - gross write-offs less recoveries	$4,394	$3,563	$2,106	$2,681	$4,743
Ending allowance for dining credits losses	$19,289	$20,064	$20,876	$20,268	$19,081
Allowance as % of gross dining credits	23.4%	21.0%	20.2%	18.8%	16.8%
Estimated months to consume gross dining credits *	8.7	9.4	9.4	9.4	11.3
Estimated months to consume net dining credits *	6.6	7.5	7.5	7.6	9.4

*	Calculated as Ending Dining Credits Portfolio / (Quarterly Cost of Dining Credits / 3)

April 22, 2009
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